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                                                                     Exhibit 3.1



                               CHAMP PACIFIC GROUP
              ROOM 1806, HUTCHISON HOUSE, 10 HARCOURT ROAD, CENTRAL
                                    HONG KONG



25 OCT 1999

The Directors
Digital Star Inc.
Room 1806 Hutchison House
10 Harcourt Road Central
Hong Kong

Re: Digital Star Inc. - Use of Office Space and Address


Dear Sirs,

We hereby advise that the Board of Directors of Champ Pacific Capital Limited ("The Company") has authorized the Officers and Directors of Digital Star Inc. to use, at no cost to Digital Star Inc., its office space at Room 1806, Hutchison House, 10 Harcourt Road, Central, Hong Kong (the "Office Address"), with immediate effect until such time as Digital Star Inc. completes an acquisition or merger. During this period, Digital Star Inc. is also authorized to use the Office Address as Digital Star Inc.'s correspondence address at no cost. We agree that Digital Star Inc. shall continue to be entitled to use any such address the Company may occupy until such time as Digital Star Inc. completes an acquisition or merger, should the Company move from its present location. We request Digital Star Inc. to notify us as soon as such a transaction is completed.

Please instruct Digital Star Inc.'s Officers and Directors only to use the Office Address as Digital Star Inc.'s correspondence address and should not represent the Office Address as Digital Star Inc.'s registered or business address in Hong Kong to any third parties.

We also note that the Officers and Directors might use the Office Address to carry out other lawful activities not relating to those of Digital Star Inc. Under such circumstances, Digital Star Inc. should not bear any legal responsibilities for these actions.

A copy of The Company's Minutes of the Board of Directors authorizing the above arrangement is hereby attached for your reference and record.


Yours faithfully,
For and on behalf of
CHAMP PACIFIC CAPITAL LIMITED



/s/ CHAN SHEUNG WAI
Chan Sheung Wai, Director